Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Robert Sjogren, EVP & General Counsel , 714-438-2500

Pacific Mercantile Bancorp Reports Third Quarter 2013 Operating Results

COSTA MESA, Calif., November 22, 2013 (Globenewswire) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the third quarter and nine months ended September 30, 2013.

Overview

In the three months ended September 30, 2013, we incurred a net loss of $1.1 million, or $0.07 per diluted share, as compared to net income of $3.4 million, or $0.18 per diluted share in the same three months of 2012. In the nine months ended September 30, 2013, we incurred a net loss of $7.4 million, or $0.45 per share, as compared to net income of $10.5 million, or $0.61 per diluted share in the same nine months of 2012. The net losses were primarily attributable to decreases in noninterest income of $8.4 million, or 83.9%, and $20.1 million, or 80.0%, in the three and nine month periods ended September 30, 2013, respectively, and declines in net interest income of $1.4 million, or 15.4%, and $2.8 million, or 11.0% in the three and nine month periods ended September 30, 2013, respectively, in each case as compared to the same respective periods of 2012.

Additionally, non-performing loans declined to $11.9 million at September 30, 2013, down from $17.7 million at December 31, 2012 and $17.1 million at September 30, 2012. This decrease was primarily attributable to, among other things, restoration to accrual status of a commercial real estate loan, the foreclosure of certain nonperforming loans and impairment write downs based on our loan impairment analyses.

“The Bank has very successfully reduced its non-performing loans in 2013 in accordance with our plan,” stated President and CEO Steve Buster. “Significant progress has been made to cleanse the balance sheet during 2013, positioning PMB well for 2014.”

“The mortgage industry has been facing difficulty with the downturn in refinancing opportunity, and, consequently, the Bank’s mortgage loan production has been lower than expected,” continued Mr. Buster.

President Buster went on to say, “The commercial banking division continues to make good progress. We have recruited experienced and accomplished banking officers who are generating new business and enhancing their pipelines. Our aim is to expand our commercial banking activity with a renewed emphasis on corporate financing and attractive treasury products.” Mr. Buster concluded, “The combination of these initiatives bodes well for our core of business banking in 2014.”

Results of Operation

Net Interest Income.

The declines in net interest income were due to decreases in interest income of $2.4 million, or 20.5%, and $5.2 million, or 16.2%, in the three and nine months ended September 30, 2013, respectively, partially offset by

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Pacific Mercantile Bancorp

November 22, 2013

decreases in interest expense of $906,000, or 42.8%, and $2.4 million, or 36.3%, in the three and nine months ended September 30, 2013, respectively, in each case as compared to the same respective periods of 2012. These decreases in interest income were due primarily to a decline in interest earned on loans as a result of actions taken by the Federal Reserve Board (“FRB”) to keep interest rates low and a decline in the average outstanding loan volume, as compared to the same respective periods of 2012. Also contributing to the decrease in interest income in the nine months ended September 30, 2013 was a decline in the volume of securities held for sale. The decreases in interest expense in the three and nine months ended September 30, 2013 were due primarily to a combination of declines in the rates of interest paid on higher priced time deposits and on money market and savings deposits and decreases in the volume of higher priced time deposits and in Federal Home Loan Bank borrowings.

Provision for Loan Losses. We did not record a provision for loan losses during this year’s third quarter due primarily to an improvement in the performance of our loan portfolio and the decrease in loan volume. By comparison, we recorded a provision for loan losses of $500,000 in the three months ended September 30, 2012. During the nine months ended September 30, 2013, we made provisions for loan losses of $1.2 million, as compared to $1.9 million in the same nine months of 2012. At September 30, 2013, the allowance for loan losses (“ALL”) totaled $10.8 million, which was approximately $3.5 million less than at September 30, 2012. The ALL activity in the first nine months of 2013 included net charge-offs of $1.2 million, which were offset by a $1.2 million provision that we made for loan losses. The ratio of the ALL-to-total loans outstanding as of September 30, 2013 was 1.45% as compared to 1.83% as of September 30, 2012.

Non-interest income. Noninterest income decreased by $8.4 million, or 83.9%, in the three months ended September 30, 2013 as compared to the same period in 2012, due primarily to an $8.1 million, or 88.1%, decrease in mortgage banking revenues. In the nine months ended September 30, 2013, noninterest income decreased by $20.1 million, or 80.0%, as compared to the same period in 2012, primarily as a result of a $17.7 million, or 80.1%, decrease in mortgage banking revenues and a $2.0 million, or 97.9%, decrease in net gains on sales of securities available for sale.

These decreases in mortgage banking revenue were primarily attributable to our exit from the wholesale residential mortgage loan business in August 2012, which, as we previously reported, was expected to result in a significant decrease in our mortgage banking revenues during 2013. The $2.0 million decline in net gains on sales of securities in the first nine months of 2013 was due primarily to a decrease to $6.7 million in volume of sales of such securities, from approximately $185.7 million in the nine months ended September 30, 2012. Sales of securities available for sale can vary, sometimes materially, from period to period primarily in response to changes in market rates of interest.

Non-interest expense. Noninterest expense decreased by $2.9 million, or 21.5%, in the three months ended September 30, 2013, and by $3.5 million, or 8.9%, in the nine months ended September 30, 2013, as compared to the same respective periods of 2012. These decreases were attributable to a number of factors including (i) decreases in carrying costs and other expenses incurred in connection with real properties acquired by or in lieu of loan foreclosures (commonly referred to as other real estate owned or “OREO”), due primarily to a significant reduction in those real properties between September 30, 2012 and September 30, 2013 and the decline in nonperforming loans; (ii) reductions in professional fees due in large part to the resolution of certain ongoing lawsuits; and (iii) decreases in in mortgage related expenses due primarily to our exit from the wholesale residential mortgage lending business in August 2012. These decreases were partially offset by an increase in equipment expense incurred primarily in connection with infrastructure upgrades during this year’s first quarter.

Income tax provision (benefit). We did not record any provision for or benefit from income taxes in the three months ended September 30, 2013. For the nine months ended September 30, 2013 we recorded a $1.9 million tax benefit which was primarily attributable to a pre-tax loss we incurred in this year’s first quarter. By comparison, we recorded an income tax provision of $1.9 million and an income tax benefit of $1.3 million for the three and nine months ended September 30, 2012, respectively, due primarily to the release of the remainder of a valuation allowance, in the amount of $5.0 million, which we had established against our deferred tax asset by means of non-cash charges to the provision for income taxes in prior years.

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Pacific Mercantile Bancorp

November 22, 2013

Balance Sheet Information

Loans. As indicated in the table below, at September 30, 2013 gross loans totaled approximately $746.3 million, which represented an increase of $52.9 million, or 7.6%, from the gross loans outstanding at September 30, 2012. The following table sets forth, in thousands of dollars, the composition, by loan category, of our loan portfolio at September 30, 2013 and September 30, 2012.

	September 30, 2013		September 30, 2012
	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	(Unaudited)
Commercial loans	$187,711	25.2%	$170,894	24.6%
Commercial real estate loans - owner occupied	168,828	22.6%	150,968	21.8%
Commercial real estate loans - all other	172,697	23.1%	157,384	22.7%
Residential mortgage loans - multi-family	97,759	13.1%	68,753	9.9%
Residential mortgage loans - single family	78,296	10.5%	90,400	13.0%
Land development loans	19,493	2.6%	26,727	3.9%
Consumer loans	21,515	2.9%	28,262	4.1%

Gross loans	$746,299	100.0%	$693,388	100.0%

Deposits. Total deposits declined by $182.9 million to $697.3 million at September 30, 2013, from $880.2 million at September 30, 2012, primarily as a result of (i) a $160.6 million reduction in higher-cost time deposits to $333.5 million at September 30, 2013, from $494.1 million at September 30, 2012 and (ii) a $37.4 million decrease in savings and money market deposit accounts to $133.8 million at September 30, 2013 from $171.2 million at September 30, 2012, partially offset by an increase in demand deposits by $10.2 million, or 5.4%, to $197.8 million at September 30, 2013 from $187.6 million at September 30, 2012. The reduction in higher cost time deposits was primarily the result of our decision not to seek the renewal of some of those deposits in order to reduce interest expense. Due primarily to that decision and resulting reduction in time deposits, lower-cost core deposits increased to 52%, and higher cost-time deposits decreased to 48%, of total deposits at September 30, 2013, as compared to 44% and 56%, respectively, at September 30, 2012.

Asset Quality

Non-performing assets consist primarily of non-performing loans and OREO and, to a lesser extent, non-performing securities. As the table below indicates, non-performing loans decreased by $5.2 million to $11.9 million at September 30, 2013, as compared to $17.1 million at September 30, 2012, and other real estate loaned decreased by $14.4 million to $15.8 million at September 30, 2013 from $30.2 million at September 30, 2012, as a result of our foreclosures of additional properties that had collateralized some of the non-performing loans in our loan portfolio.

The following table sets forth the changes in our non-performing assets over the five quarters ended September 30, 2013.

	2013		2012
	September 30	June 30	March 31	December 31	September 30
	(Dollars in thousands)
Non-Performing Assets:
Total non-performing loans	$11,854	$8,725	$13,762	$17,655	$17,086
Total other real estate owned	15,787	17,331	17,618	17,710	30,177
Total other non-performing assets	781	775	858	900	248

Total non-performing assets	$28,422	$26,831	$32,238	$36,265	$47,511
Past Due:
Loans 90 days past due	$3,519	$2,873	$8,713	$10,799	$8,938
Loans 30 days past due	4,977	9,384	11,358	2,736	2,943

Total loans past due 30 days or more	$8,496	$12,257	$20,071	$13,535	$11,881
Allowance for loan losses	$10,795	$11,123	$11,079	$10,881	$12,659
Ratio of allowance to total loans outstanding	1.45%	1.53%	1.54%	1.49%	1.83%

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Pacific Mercantile Bancorp

November 22, 2013

Capital Resources

At September 30, 2013, we had total capital on a consolidated basis of approximately $145.2 million and Pacific Mercantile Bank, our wholly owned banking subsidiary, had total capital of approximately $124.6 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 16.0% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.

The following table sets forth the capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at September 30, 2013, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At September 30, 2013		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital to Risk Weighted Assets:
Company	$145,237	18.5%	N/A	N/A
Bank	124,557	16.0%	$77,390	At least 10.0%
Tier 1 Capital to Risk Weighted Assets:
Company	$135,409	17.2%	N/A	N/A
Bank	114,867	14.8%	$46,434	At least 6.0%
Tier 1 Capital to Average Assets:
Company	$135,409	14.9%	N/A	N/A
Bank	114,867	12.8%	$44,949	At least 5.0%

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of seven financial centers in Southern California, four in Orange County and one each in Los Angeles and San Diego Counties, and another in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our Los Angeles County financial center is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition, the Bank offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Information

This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.

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Pacific Mercantile Bancorp

November 22, 2013

In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the economic recovery in the United States, which is still relatively fragile, will be adversely affected by domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; uncertainties and risks with respect to the effects that our compliance with the Federal Reserve Bank regulatory agreement (the “FRB Agreement”) will have on our business and results of operations because, among other things, that Agreement imposes restrictions on our operations and our ability to grow our banking franchise, and the risk of potential future supervisory action against us or the Bank by the FRB or if we are unable to meet the requirements of the FRB Agreement; the risk that our results of operations in the future will continue to be adversely affected by our exit from the wholesale residential mortgage lending business and the risk that our commercial banking business will not generate the additional revenues needed to fully offset the decline in our mortgage banking revenues within the next two to three years; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, including the additional interest rate risks associated with our residential mortgage lending business, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K that we filed with the SEC on March 20, 2013, and readers of this report are urged to review the additional information contained in those reports.

Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or the applicable rules of The NASDAQ Stock Market LLC.

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Pacific Mercantile Bancorp

November 22, 2013

CONSOLIDATED STATEMENTS OF INCOME

(Dollars and numbers of shares in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	Percent Change	2013	2012	Percent Change
Total interest income	$9,039	$11,374	(20.5)%	$26,845	$32,037	(16.2)%
Total interest expense	1,209	2,115	(42.8)%	4,217	6,619	(36.3)%

Net interest income	7,830	9,259	(15.4)%	22,628	25,418	(11.0)%
Provision for loan losses	—	500	N/M	1,150	1,950	(41.0)%

Net interest income after provision for loan losses	7,830	8,759	(10.6)%	21,478	23,468	(8.5)%
Non-interest income
Service charges & fees on deposits	206	209	(1.4)%	598	687	(13.0)%
Mortgage banking (including net gains on sales of loans held for sale)	1,094	9,168	(88.1)%	4,402	22,149	(80.1)%
Net gains on sales of securities	21	937	(97.8)%	44	2,123	(97.9)%
Other than temporary impairment of securities	—	—	N/M	—	(77)	(100.0)%
Net gains/(losses) on OREO	13	(560)	(102.3)%	4	(449)	(100.9)%
Other non-interest income	264	197	34.0%	(24)	672	(103.6)%

Total non-interest income	1,598	9,951	(83.9)%	5,024	25,105	(80.0)%
Non-interest expense
Salaries & employee benefits	6,216	7,349	(15.4)%	19,095	19,497	(2.1)%
Occupancy and equipment	1,161	1,144	1.5%	3,645	3,383	7.7%
Professional Fees	656	1,030	(36.3)%	3,224	3,659	(11.9)%
OREO expenses	388	1,068	(63.7)%	3,627	4,769	(23.9)%
FDIC Expense	391	592	(34.0)%	1,483	1,751	(15.3)%
Mortgage related loan expenses	280	733	(61.8)%	1,024	2,011	(49.1)%
Other non-interest expense	1,437	1,491	(3.6)%	3,745	4,256	(12.0)%

Total non-interest expense	10,529	13,407	(21.5)%	35,843	39,326	(8.9)%

Income before income taxes	(1,101)	5,303	(120.8)%	(9,341)	9,247	(201.0)%
Income tax provision (benefit)	—	1,944	(100.0)%	(1,929)	(1,290)	49.5%

Net income (loss)	(1,101)	3,359	(132.8)%	(7,412)	10,537	(170.3)%
Undeclared dividends on Preferred Stock	(274)	(241)	13.7%	(812)	(241)	236.9%

Net income allocable to common shareholders	$(1,375)	$3,118	(144.1)%	$(8,224)	$10,296	(179.9)%

Net income per common share
Basic	$(0.07)	$0.19		$(0.45)	$0.69
Diluted	$(0.07)	$0.18		$(0.45)	$0.61
Weighted average number of shares outstanding
Basic	18,923	16,669		18,195	14,954
Diluted	18,923	19,171		18,195	17,374
Ratios from continuing operations(1)
ROA	(0.48)%	1.22%		(1.01)%	1.32%
ROE	(3.86)%	10.90%		(8.40)%	14.51%
Efficiency ratio	111.77%	69.79%		129.65%	77.84%
Net interest margin(1)	3.58%	3.56%		3.25%	3.38%

(1)	Ratios and net interest margin for the three and nine month periods ended September 30, 2013 and 2012 have been annualized.

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Pacific Mercantile Bancorp

November 22, 2013

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION 8

(Dollars in thousands, except share and book value data)

(Unaudited)

	September 30,		Increase/ (Decrease)
	2013	2012
ASSETS
Cash and due from banks	$15,672	$11,727	33.6%
Interest bearing deposits with financial institutions (1.)	35,150	126,009	(72.1)%
Interest bearing time deposits	2,423	1,553	56.0%
Investments (including stock)	75,400	62,858	(20.0)%
Loans held for sale, at fair value	11,677	151,919	(92.3)%
Core Loans, net	735,183	680,151	8.1%
OREO	15,787	30,177	(47.7)%
Investment in unconsolidated trust subsidiaries	682	682	—
Other assets	36,776	32,794	12.1%

Total Assets	$928,750	$1,097,870	(15.4)%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$197,773	$187,570	5.4%
Interest bearing deposits
Interest checking	32,338	27,352	19.2%
Savings/money market	133,752	171,214	(21.9)%
Certificates of deposit	333,486	494,058	(32.5)%

Total interest bearing deposits	499,576	692,624	(27.9)%

Total deposits	697,349	880,194	(20.8)%
Other borrowings	75,000	60,000	25.0%
Other liabilities	9,438	16,736	(43.6)%
Junior subordinated debentures	17,527	17,527	—

Total liabilities	799,314	974,457	(18.0)%
Shareholders’ equity	129,436	123,413	4.9%

Total Liabilities and Shareholders’ Equity	$928,750	$1,097,870	(15.4)%

Tangible book value per share	$6.28	$6.88	(7.0)%

Tangible book value per share, as adjusted(2)	$6.24	$6.60	(5.5)%

Shares outstanding	18,923,003	16,670,703	13.5%

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.
(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

Average Balances (in thousands)	Nine Months Ended September 30,
	2013	2012
Average gross loans (*)	$730,753	$693,182
Average loans held for sale	$19,537	$99,278
Average earning assets	$930,985	$1,001,602
Average assets	$982,131	$1,062,752
Average equity	$118,017	$96,974
Average interest bearing deposits	$596,732	$697,705

(*)	Excludes loans held for sale and allowance for loan losses (ALL).

	At September 30,
Credit Quality Data (dollars in thousands)	2013	2012
Total non-performing loans	$11,854	$17,086
Other real estate owned	15,787	30,177
Other non-performing assets	781	248

Total non-performing assets	$28,422	$47,511

Net charge-offs year-to-date	$1,236	$4,918
90-day past due loans	$3,519	$8,938
Allowance for loan losses	$10,795	$12,659
Allowance for loan losses /gross loans (excl. loans held for sale)	1.45%	1.83%
Allowance for loan losses /total assets	1.16%	1.15%

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